Exhibit 99.1

ORCHID ISLAND CAPITAL ANNOUNCES First QUARTER 2023 RESULTS

VERO BEACH, Fla. (April 27, 2023) – Orchid Island Capital, Inc. (NYSE:ORC) ("Orchid” or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended March 31, 2023.

First Quarter 2023 Results

●	Net income of $3.5 million, or $0.09 per common share, which consists of:
●	Net interest expense of $4.2 million, or $0.11 per common share
●	Total expenses of $5.0 million, or $0.13 per common share
●	Net realized and unrealized gains of $12.7 million, or $0.33 per common share, on RMBS and derivative instruments, including net interest income on interest rate swaps
●	First quarter dividends declared and paid of $0.48 per common share
●	Book value per common share of $11.55 at March 31, 2023
●	Total return of 0.84%, comprised of $0.48 dividend per common share and $0.38 decrease in book value per common share, divided by beginning book value per common share

Other Financial Highlights

●	Orchid maintained a liquidity position of $197.0 million in cash and cash equivalents and unpledged RMBS, or 44% of stockholders' equity as of March 31, 2023
●	Borrowing capacity in excess of March 31, 2023 outstanding repurchase agreement balances of $3,769.4 million, spread across 20 active lenders
●	Company to discuss results on Friday, April 28, 2023, at 10:00 AM ET
●	Supplemental materials to be discussed on the call can be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com

Management Commentary

Commenting on the first quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The economy and the outlook for monetary policy were very volatile during the quarter.  While it is likely we are nearing the end of the Federal Reserve's ("Fed") accelerated policy removal period that began last March, the outlook for monetary policy over the balance of 2023 and beyond changed multiple times during the quarter, generating significant interest rate volatility, particularly in March of 2023.

“As the first quarter began, the market, as reflected in Fed funds futures pricing, anticipated the Fed would hike the Fed funds rate one or possibly two more times in early 2023 and then pivot to easing later in the year as inflation moderated towards the Fed's long-term goal of 2%.  However, the Fed is focused on services inflation, particularly services excluding housing or shelter related costs (what is currently referred to as “super core” inflation).  Readings on “super core” inflation accelerated during the quarter and market pricing for Fed funds continued to increase as the projected terminal rate eventually exceeded 5.5%.  The outlook changed abruptly when two banks failed and were taken over by the Federal Deposit Insurance Corporation ("FDIC").  The FDIC, U.S. Treasury and Fed responded quickly, and as we enter the second quarter it seems the macroprudential steps taken appeared to have contained the crisis. However, in the immediate aftermath of these developments the market reaction was rapid and significant.  The two-year U.S. treasury yield decreased by approximately 130 basis points in a little over two weeks.  The December 2023 Fed funds future contract price moved nearly 175 basis points in the week after the failure of Silicon Valley Bank.  In sum, volatility across the entire rates market was extremely elevated, surpassing all previous periods since the 2008 financial crisis.

“For Orchid, our performance coming into the first quarter benefited from our exposure to lower coupon, longer duration securities that we owned throughout 2022. While such securities generate less interest income, they offer very attractive total return opportunities, especially versus higher coupon, newer origination securities. Our book value performance for the first quarter of 2023 was primarily the result of price related returns on these securities, which enabled us to generate a total positive return for the quarter of 0.84%.  In conjunction with the Company’s short positions in lower coupon TBAs we have been able to manage our risk to higher rates, all the while maintaining an economic leverage ratio on the low end of our typical range. We prefer to continue to hold these lower coupon holdings as a core position, supplemented by modest additions of higher coupons with new capital and pay-downs, while continuing to maintain a lower coupon bias.

“The failure of Silicon Valley Bank and Signature Bank in March led to their takeover by the FDIC.  The FDIC took possession of approximately $114 billion of securities held by the two banks that the FDIC needs to liquidate. The magnitude of these sales in proportion to typical supply levels in the current rate environment represents a formidable test for the sector over the near term.  Since the FDIC announced its intention to liquidate these securities, Agency RMBS have widened versus comparable duration U.S. treasuries, with lower coupons performing worse than the sector as a whole. The liquidation sales commenced on April 18, 2023, and are expected to continue for 30 to 40 more weeks.  As the Company’s portfolio contains a significant allocation to some of the securities to be sold, the liquidation sales could impact our preference to maintain a lower coupon bias for the balance of 2023.

“The liquidations of two large bank portfolios and extreme volatility of the rates market have caused Agency RMBS spreads to comparable duration U.S. treasuries to widen to levels last seen in October of 2022.  The liquidation sales by the FDIC have just begun and will last several months, so the ultimate impact on the market remains to be seen.  However, since the liquidations began last week, the sector appears to have stabilized somewhat, so it may be the market has priced in the sales already.  Time will tell.  In the interim we intend to maintain our lower coupon bias as we believe they offer the best total return potential as we approach the end of the Fed’s tightening cycle and eventual pivot towards easing.  To the extent we are able to raise new capital, and we desire to do so, we believe the return opportunities will be very attractive, even if performance of the sector may be choppy in the near term.”

Details of First Quarter 2023 Results of Operations

The Company reported net income of $3.5 million for the three month period ended March 31, 2023, compared with a net loss of $148.7 million for the three month period ended March 31, 2022. The Company increased its Agency RMBS portfolio over the course of the first quarter of 2023, from $3.5 billion at December 31, 2022 to $4.0  billion at March 31, 2023. Interest income on the portfolio in the first quarter was up approximately $6.1 million from the fourth quarter of 2022. The yield on our average Agency RMBS increased from 3.79% in the fourth quarter of 2022 to 4.03% for the first quarter of 2023, repurchase agreement borrowing costs increased from 3.63% for the fourth quarter of 2022 to 4.72% for the first quarter of 2023, and our net interest spread decreased from 0.16% in the fourth quarter of 2022 to (0.69)% in the first quarter of 2023.

Book value decreased by $0.38 per share in the first quarter of 2023. The decrease in book value reflects our net income of $0.09 per share and the dividend distribution of $0.48 per share. The Company recorded net realized and unrealized gains of $0.33 per share on Agency RMBS assets and derivative instruments, including net interest income on interest rate swaps.

Prepayments

For the quarter ended March 31, 2023, Orchid received 61.0 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 4.0%. Prepayment rates on the two RMBS sub-portfolios were as follows (in CPR):

		Structured
	PT RMBS	RMBS	Total
Three Months Ended	Portfolio (%)	Portfolio (%)	Portfolio (%)
March 31, 2023	3.9	5.7	4.0
December 31, 2022	4.9	6.0	5.0
September 30, 2022	6.1	10.4	6.5
June 30, 2022	8.3	13.7	9.4
March 31, 2022	8.1	19.5	10.7

Portfolio

The following tables summarize certain characteristics of Orchid’s PT RMBS (as defined below) and structured RMBS as of March 31, 2023 and December 31, 2022:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
March 31, 2023
Fixed Rate RMBS	$3,980,462	99.5%	3.56%	338	1-Feb-53
Interest-Only Securities	18,962	0.5%	4.01%	231	25-Jul-48
Inverse Interest-Only Securities	482	0.0%	0.00%	283	15-Jun-42
Total Mortgage Assets	$3,999,906	100.0%	3.55%	335	1-Feb-53
December 31, 2022
Fixed Rate RMBS	$3,519,906	99.4%	3.47%	339	1-Nov-52
Interest-Only Securities	19,669	0.6%	4.01%	234	25-Jul-48
Inverse Interest-Only Securities	427	0.0%	0.00%	286	15-Jun-42
Total Mortgage Assets	$3,540,002	100.0%	3.46%	336	1-Nov-52

($ in thousands)
	March 31, 2023		December 31, 2022
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$2,630,153	65.8%	$2,320,960	65.6%
Freddie Mac	1,369,753	34.2%	1,219,042	34.4%
Total Portfolio	$3,999,906	100.0%	$3,540,002	100.0%

	March 31, 2023	December 31, 2022
Weighted Average Pass-through Purchase Price	$105.59	$106.41
Weighted Average Structured Purchase Price	$18.74	$18.74
Weighted Average Pass-through Current Price	$93.32	$91.46
Weighted Average Structured Current Price	$14.02	$14.05
Effective Duration (1)	5.500	5.580

(1)

Effective duration of 5.500 indicates that an interest rate increase of 1.0% would be expected to cause a 5.500% decrease in the value of the RMBS in the Company’s investment portfolio at March 31, 2023. An effective duration of 5.580 indicates that an interest rate increase of 1.0% would be expected to cause a 5.580% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2022. These figures include the structured securities in the portfolio, but do not include the effect of the Company’s funding cost hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing, Leverage and Liquidity

As of March 31, 2023, the Company had outstanding repurchase obligations of approximately $3,769.4 million with a net weighted average borrowing rate of 4.90%. These agreements were collateralized by RMBS with a fair value, including accrued interest, of approximately $3,959.0 million and cash pledged to counterparties of approximately $18.1 million. The Company’s adjusted leverage ratio, defined as the balance of repurchase agreement liabilities divided by stockholders' equity, at March 31, 2023 was 8.4 to 1. At March 31, 2023, the Company’s liquidity was approximately $197.0 million consisting of cash and cash equivalents and unpledged RMBS (not including unsettled securities purchases). To enhance our liquidity even further, we may pledge more of our structured RMBS as part of a repurchase agreement funding, but retain the cash in lieu of acquiring additional assets.  In this way we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash. Below is a list of our outstanding borrowings under repurchase obligations at March 31, 2023.

($ in thousands)
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	in Days
J.P. Morgan Securities LLC	$350,932	9.2%	4.87%	$21,181	13
Merrill Lynch, Pierce, Fenner & Smith Inc.	337,222	8.9%	4.96%	12,736	19
RBC Capital Markets, LLC	315,289	8.4%	4.94%	11,481	25
Mirae Asset Securities (USA) Inc.	303,698	8.1%	4.72%	16,738	86
Daiwa Capital Markets America, Inc.	255,292	6.8%	4.76%	11,006	17
Marex Capital Markets Inc.	234,160	6.2%	4.88%	10,874	18
ING Financial Markets LLC	232,368	6.2%	4.97%	11,341	34
ABN AMRO Bank N.V.	220,568	5.9%	5.12%	12,506	74
Cantor Fitzgerald & Co.	219,290	5.8%	4.85%	12,339	9
ASL Capital Markets Inc.	213,221	5.7%	4.88%	12,153	18
Citigroup Global Markets, Inc.	190,315	5.0%	4.99%	10,234	27
StoneX Financial Inc.	182,084	4.8%	4.81%	9,240	25
Mitsubishi UFJ Securities (USA), Inc.	173,462	4.6%	4.87%	11,115	22
Wells Fargo Bank, N.A.	162,880	4.3%	5.06%	9,187	45
Goldman Sachs & Co. LLC	124,384	3.3%	4.89%	8,120	17
Santander Bank, N.A.	118,614	3.1%	4.84%	5,752	23
BMO Capital Markets Corp.	77,400	2.1%	4.91%	4,446	20
South Street Securities, LLC	37,144	1.0%	4.83%	1,670	17
Lucid Cash Fund USG, LLC	18,430	0.5%	4.79%	876	13
Lucid Prime Fund, LLC	2,684	0.1%	4.95%	220	13
Total / Weighted Average	$3,769,437	100.0%	4.90%	$193,215	30

(1)

Equal to the sum of the fair value of securities sold, accrued interest receivable and cash posted as collateral (if any), minus the sum of repurchase agreement liabilities, accrued interest payable and the fair value of securities posted by the counterparties (if any).

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding against a rise in interest rates by entering into derivative financial instrument contracts. The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented. At March 31, 2023, such instruments were comprised of U.S. Treasury note (“T-Note”) futures contracts, interest rate swap agreements, interest rate swaption agreements, interest rate caps and contracts to sell to-be-announced ("TBA") securities.

The table below presents information related to the Company’s T-Note futures contracts at March 31, 2023.

($ in thousands)
	March 31, 2023
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
Treasury Note Futures Contracts (Short Positions)(2)
June 2023 5-year T-Note futures (Jun 2023 - Jun 2028 Hedge Period)	$926,500	4.17%	3.89%	$(20,719)
June 2023 10-year Ultra futures (Jun 2023 - Jun 2033 Hedge Period)	$54,200	3.91%	3.48%	$(2,181)

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.
(2)

5-Year T-Note futures contracts were valued at a price of $109.5 at March 31, 2023. The contract values of the short positions were $1,014.6 million at March 31, 2023. 10-Year Ultra futures contracts were valued at a price of $121.1 at March 31, 2023. The contract value of the short position was $65.7 million at March 31, 2023.

The table below presents information related to the Company’s interest rate swap positions at March 31, 2023.

($ in thousands)
		Average
		Fixed	Average	Average
	Notional	Pay	Receive	Maturity
	Amount	Rate	Rate	(Years)
Expiration > 3 to ≤ 5 years	$500,000	0.84%	5.02%	3.5
Expiration > 5 years	1,174,000	2.10%	4.88%	7.2
	$1,674,000	1.72%	4.92%	6.1

The following table presents information related to our interest rate swaption positions as of March 31, 2023.

($ in thousands)
	Option			Underlying Swap
			Weighted				Weighted
			Average		Average	Average	Average
		Fair	Months to	Notional	Fixed	Adjustable	Term
Expiration	Cost	Value	Expiration	Amount	Rate	Rate	(Years)
Payer Swaptions (long positions)
≤ 1 year	$36,685	$6,548	6.6	$1,250,000	4.09%	SOFR	10.0
>1 year	10,115	8,301	21.7	1,000,000	3.49%	SOFR	2.0
	$46,800	$14,849	13.3	$2,250,000	3.82%		6.4
Payer Swaptions (short positions)
>1 year	$(12,252)	$(8,528)	13.0	$(1,917,000)	3.91%	SOFR	5.8

The following table presents information related to our interest cap positions as of March 31, 2023.

($ in thousands)
Net
			Strike		Estimated
	Notional		Swap	Curve	Fair
Expiration	Amount	Cost	Rate	Spread	Value
February 8, 2024	$200,000	$1,450	0.09%	2Y10Y	$474

The following table summarizes our contracts to sell TBA securities as of March 31, 2023.

($ in thousands)
	Notional			Net
	Amount	Cost	Market	Carrying
	Long (Short)(1)	Basis(2)	Value(3)	Value(4)
March 31, 2023
30-Year TBA securities:
2.00%	$(175,000)	$(144,511)	$(144,526)	$(15)
3.00%	(700,000)	(616,438)	(627,457)	(11,019)
	$(875,000)	$(760,949)	$(771,983)	$(11,034)

(1)	Notional amount represents the par value (or principal balance) of the underlying Agency RMBS.
(2)	Cost basis represents the forward price to be paid (received) for the underlying Agency RMBS.
(3)	Market value represents the current market value of the TBA securities (or of the underlying Agency RMBS) as of period-end.
(4)

Net carrying value represents the difference between the market value and the cost basis of the TBA securities as of period-end and is reported in derivative assets (liabilities) at fair value in our balance sheets.

Dividends

In addition to other requirements that must be satisfied to qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since our February 2013 IPO.

(in thousands, except per share data)
Year	Per Share Amount	Total
2013	$6.975	$4,662
2014	10.800	22,643
2015	9.600	38,748
2016	8.400	41,388
2017	8.400	70,717
2018	5.350	55,814
2019	4.800	54,421
2020	3.950	53,570
2021	3.900	97,601
2022	2.475	87,906
2023 - YTD(1)	0.640	25,098
Totals	$65.290	$552,568

(1)

On April 12, 2023, the Company declared a dividend of $0.16 per share to be paid on May 26, 2023. The effect of this dividend is included in the table above but is not reflected in the Company’s financial statements as of March 31, 2023.

Book Value Per Share

The Company's book value per share at March 31, 2023 was $11.55. The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At March 31, 2023, the Company's stockholders' equity was $451.4 million with 39,085,756 shares of common stock outstanding.

Capital Allocation and Return on Invested Capital

The Company allocates capital to two RMBS sub-portfolios, the pass-through RMBS portfolio, consisting of mortgage pass-through certificates issued by Fannie Mae, Freddie Mac or Ginnie Mae (the “GSEs”) and collateralized mortgage obligations (“CMOs”) issued by the GSEs (“PT RMBS”), and the structured RMBS portfolio, consisting of interest-only (“IO”) and inverse interest-only (“IIO”) securities. As of March 31, 2023, approximately 95.3% of the Company’s investable capital (which consists of equity in pledged PT RMBS, available cash and unencumbered assets) was deployed in the PT RMBS portfolio. At December 31, 2022, the allocation to the PT RMBS portfolio was approximately 95.0%.

The table below details the changes to the respective sub-portfolios during the quarter.

(in thousands)
Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market value - December 31, 2022	$3,519,906	$19,669	$427	$20,096	$3,540,002
Securities purchased	467,460	-	-	-	467,460
Securities sold	-	-	-	-	-
Losses on sales	-	-	-	-	-
Return of investment	n/a	(679)	-	(679)	(679)
Pay-downs	(60,348)	n/a	n/a	n/a	(60,348)
Discount accretion due to pay-downs	4,774	n/a	n/a	n/a	4,774
Mark to market gains (losses)	48,670	(28)	55	27	48,697
Market value - March 31, 2023	$3,980,462	$18,962	$482	$19,444	$3,999,906

The tables below present the allocation of capital between the respective portfolios at December 31, 2022 and March 31, 2023, and the return on invested capital for each sub-portfolio for the three month period ended March 31, 2023.

($ in thousands)
Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
March 31, 2023
Market value	$3,980,462	$18,962	$482	$19,444	$3,999,906
Cash	185,958	-	-	-	185,958
Borrowings(1)	(3,769,437)	-	-	-	(3,769,437)
Total	$396,983	$18,962	$482	$19,444	$416,427
% of Total	95.3%	4.6%	0.1%	4.7%	100.0%
December 31, 2022
Market value	$3,519,906	$19,669	$427	$20,096	$3,540,002
Cash	237,219	-	-	-	237,219
Borrowings(2)	(3,378,445)	-	-	-	(3,378,445)
Total	$378,680	$19,669	$427	$20,096	$398,776
% of Total	95.0%	4.9%	0.1%	5.0%	100.0%

(1)

At March 31, 2023, there were outstanding repurchase agreement balances of $15.4 million secured by IO securities and $0.3 million secured by IIO securities. We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

(2)

At December 31, 2022, there were outstanding repurchase agreement balances of $15.5 million secured by IO securities and $0.4 million secured by IIO securities. We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

The return on invested capital in the PT RMBS and structured RMBS portfolios was approximately 2.1% and 2.2%, respectively, for the first quarter of 2023. The combined portfolio generated a return on invested capital of approximately 2.1%.

($ in thousands)
Returns for the Quarter Ended March 31, 2023
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Income (net of borrowing cost)	$(4,622)	$417	$-	$417	$(4,205)
Realized and unrealized gains (losses)	53,868	(28)	55	27	53,895
Derivative losses	(41,156)	n/a	n/a	n/a	(41,156)
Total Return	$8,090	$389	$55	$444	$8,534
Beginning Capital Allocation	$378,680	$19,669	$427	$20,096	$398,776
Return on Invested Capital for the Quarter(1)	2.1%	2.0%	12.9%	2.2%	2.1%
Average Capital Allocation(2)	$387,832	$19,316	$455	$19,771	$407,603
Return on Average Invested Capital for the Quarter(3)	2.1%	2.0%	12.1%	2.2%	2.1%

(1)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.
(2)	Calculated using two data points, the Beginning and Ending Capital Allocation balances.
(3)	Calculated by dividing the Total Return by the Average Capital Allocation, expressed as a percentage.

Stock Offerings

On October 29, 2021, we entered into an equity distribution agreement (the “October 2021 Equity Distribution Agreement”) with four sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $250,000,000 of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. We issued a total of 9,742,188 shares under the October 2021 Equity Distribution Agreement for aggregate gross proceeds of approximately $151.8 million, and net proceeds of approximately $149.3 million, after commissions and fees, prior to its termination in March 2023.

On March 7, 2023, we entered into an equity distribution agreement (the “March 2023 Equity Distribution Agreement”) with three sales agents pursuant to which we may offer and sell, from time to time, up to an aggregate amount of $250,000,000 of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions. No shares have been issued under the March 2023 Equity Distribution Agreement through March 31, 2023.

Stock Repurchase Program

On July 29, 2015, the Company’s Board of Directors authorized the repurchase of up to 400,000 shares of our common stock. The timing, manner, price and amount of any repurchases is determined by the Company in its discretion and is subject to economic and market conditions, stock price, applicable legal requirements and other factors. The authorization does not obligate the Company to acquire any particular amount of common stock and the program may be suspended or discontinued at the Company’s discretion without prior notice. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 904,564 shares of the Company’s common stock. Coupled with the 156,751 shares remaining from the original 400,000 share authorization, the increased authorization brought the total authorization to 1,061,316 shares, representing 10% of the Company’s then outstanding share count. On December 9, 2021, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 3,372,399 shares, bringing the remaining authorization under the stock repurchase program to 3,539,861 shares, representing approximately 10% of the Company’s then outstanding shares of common stock. On October 12, 2022, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 4,300,000 shares, bringing the remaining authorization under the stock repurchase program to 6,183,601 shares, representing approximately 18% of the Company’s then outstanding shares of common stock. This stock repurchase program has no termination date.

From the inception of the stock repurchase program through March 31, 2023, the Company repurchased a total of 4,048,613 shares at an aggregate cost of approximately $68.8 million, including commissions and fees, for a weighted average price of $16.99 per share. During the three months ended March 31, 2023, the Company repurchased a total of 373,041 shares at an aggregate cost of approximately $4.0 million, including commissions and fees, for a weighted average price of $10.62 per share.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, April 28, 2023, at 10:00 AM ET. The conference call may be accessed by dialing toll free (888) 510-2356. The conference passcode is 8493186. The supplemental materials may be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at https://ir.orchidislandcapital.com, and an audio archive of the webcast will be available until May 28, 2023.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS, such as mortgage pass-through certificates, and CMOs issued by the GSEs, and (ii) structured Agency RMBS, such as IOs, IIOs and principal only securities, among other types of structured Agency RMBS. Orchid is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward Looking Statements

Statements herein relating to matters that are not historical facts, including, but not limited to statements regarding interest rates, inflation, liquidity, pledging of our structured RMBS, funding levels and spreads, prepayment speeds, portfolio positioning and repositioning, hedging levels, leverage ratio, dividends, growth, return opportunities, the supply and demand for Agency RMBS and the performance of the Agency RMBS sector generally, the effect of actual or expected actions of the U.S. government, including the Fed and the FDIC, market expectations, capital raising, future opportunities and prospects of the Company, the stock repurchase program and general economic conditions, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Orchid Island Capital, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Orchid Island Capital, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:

Orchid Island Capital, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.orchidislandcapital.com

Summarized Financial Statements

The following is a summarized presentation of the unaudited balance sheets as of March 31, 2023, and December 31, 2022, and the unaudited quarterly statements of operations for the three months ended March 31, 2023 and 2022. Amounts presented are subject to change.

ORCHID ISLAND CAPITAL, INC.
BALANCE SHEETS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	March 31, 2023	December 31, 2022
ASSETS:
Mortgage-backed securities	$3,999,906	$3,540,002
U.S. Treasury Notes	36,806	36,382
Cash, cash equivalents and restricted cash	185,958	237,219
Accrued interest receivable	13,120	11,519
Derivative assets, at fair value	29,315	40,172
Other assets	907	442
Total Assets	$4,266,012	$3,865,736

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$3,769,437	$3,378,445
Dividends payable	6,279	5,908
Derivative liabilities, at fair value	19,582	7,161
Accrued interest payable	14,753	9,209
Due to affiliates	1,229	1,131
Other liabilities	3,371	25,119
Total Liabilities	3,814,651	3,426,973
Total Stockholders' Equity	451,361	438,763
Total Liabilities and Stockholders' Equity	$4,266,012	$3,865,736
Common shares outstanding	39,085,756	36,764,983
Book value per share	$11.55	$11.93

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF OPERATIONS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	Three Months Ended March 31,
	2023	2022
Interest income	$38,012	$41,857
Interest expense	(42,217)	(2,655)
Net interest (expense) income	(4,205)	39,202
Losses (gains) on RMBS and derivative contracts	12,739	(183,550)
Net portfolio (loss) income	8,534	(144,348)
Expenses	5,004	4,379
Net (loss) income	$3,530	$(148,727)
Basic and diluted net (loss) income per share	$0.09	$(4.20)
Weighted Average Shares Outstanding	38,491,767	35,399,513
Dividends Declared Per Common Share:	$0.480	$0.975

	Three Months Ended March 31,
Key Balance Sheet Metrics	2023	2022
Average RMBS(1)	$3,769,954	$5,545,844
Average repurchase agreements(1)	3,573,941	5,354,107
Average stockholders' equity(1)	445,062	419,570
Leverage ratio(2)	8.4:1	7.8:1

Key Performance Metrics
Average yield on RMBS(3)	4.03%	3.02%
Average cost of funds(3)	4.72%	0.20%
Average economic cost of funds(4)	2.57%	0.32%
Average interest rate spread(5)	(0.69)%	2.82%
Average economic interest rate spread(6)	1.46%	2.70%

(1)	Average RMBS, borrowings and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)	The leverage ratio is calculated by dividing total ending liabilities by ending stockholders’ equity.
(3)	Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/borrowings balances and are annualized for the quarterly periods presented.
(4)	Represents the interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average borrowings.
(5)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on RMBS.
(6)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on RMBS.